Exhibit 99.1

TransAct Technologies Announces Appointment of Randall Friedman to Board of Directors

HAMDEN, CT - Nov. 12, 2020 - TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in software-driven technology and printing solutions for high-growth markets, today announced the appointment of Randall Friedman to the Board of Directors, effective November 10, 2020. Following the nomination of Mr. Friedman, the Board will expand to six directors from five.

“We are pleased to welcome Randall Friedman to our already talented Board. Mr. Friedman’s extensive knowledge of restaurants and the food service industry and his deep expertise in business-to-business marketing in the restaurant market will be a huge help to our company given how the sales process has changed so dramatically in a Covid-19 environment. No doubt he will provide invaluable support to our BOHA! marketing and sales efforts. Further, Mr. Friedman’s leadership of a number of leading trade journals including Nation’s Restaurant News, Supermarket News, and Chain Store Age, in addition to his experience helping a number of businesses navigate rapid change and disruption, make him a perfect match for TransAct. We could not be more excited to get to work on our massive opportunities,” said Bart Shuldman, Chairman and CEO of TransAct.

Mr. Friedman, age 47, has over a decade of leadership experience in digital innovation and marketing, strategic planning, business acquisitions and divestitures, as well as restructuring and business evolution. Mr. Friedman also brings industry expertise in the food service technology market. For over ten years, Mr. Friedman served in various senior management roles, including President and Chief Executive Officer, at Lebhar-Friedman, Inc., a business-to-business media company where he was responsible for, among other things, sales and marketing, and focused on the food service and retail markets. In addition, Mr. Friedman is the founder of Iaso Health, LLC, an online search tool for on-demand healthcare options. Mr. Friedman is a graduate of Williams College and received his MBA from the Fordham University School of Business.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA! ™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.5 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

TransAct®, BOHA!™, AccuDate™, Epic, EPICENTRAL™, Ithaca® and Printrex® are trademarks of TransAct Technologies Incorporated. ©2019 TRANSACT Technologies Incorporated. All rights reserved.

Michael Bowen ICR, Inc. Michael.Bowen@icrinc.com 203-682-8299	Marc P. Griffin ICR, Inc. Marc.Griffin@icrinc.com 646-277-1290